UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
December 30, 2005

GLOBAL PHARMATECH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

33-0976805 (Commission File Number)		33-0976805 (IRS Employer Identification No.)
89 Ravine Edge Drive Richmond Hill, Ontario Canada L4E 4J6 (Address of Principal Executive Offices and Zip Code)
905-787-8225
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

(b)   On December 30, 2005, Mr. Junhui (Jason) Peng resigned as the Chief Financial Officer of Global Pharmatech, Inc. (the “Company”), effective on such date. There were no disagreements between Mr. Peng and the Company on any matter relating to the Company’s operations, policies or practices which resulted in his resignation.

(c)   On January 1, 2006, Joseph J. Levinson was appointed by the Company’s Board of Directors to serve as the Chief Financial Officer of the Company, effective that date.

Mr. Levinson since 2004 has been Chief Financial Officer of BDL Media, a closely-held China-based media holding company. From 2001 to 2003, he was Vice President, Business Development for Chengdu Environmental Control Incorporated in southwest China, and from 2000 to 2001 he was a manager in the New York office of Deloitte and Touche. During the 1990s, Mr. Levinson was Corporate Development Officer at Hong Kong-listed China Strategic Holdings, an Asian mergers and acquisitions company led by Asian businessman Oei Hong Leong, where his major responsibilities included the company's subsidiary, China Tire, one of the first Mainland Chinese companies to list on the New York Stock Exchange. Mr. Levinson has been a U.S. Certified Public Accountant since 1996.

Mr. Levinson has no family relationships with any of the executive officers or directors of the Company. There have been no transactions to which the Company or any of its subsidiaries was or is to be a party in which Mr. Levinson had or will have a direct or indirect material interest.

Pursuant to his agreement with the Company, Mr. Levinson shall be compensated $3,000 per month, as well as be granted options to purchase 30,000 shares of the Company’s common stock, pending approval of the Company’s Board. The agreement continues in perpetuity unless earlier terminated in accordance with its terms. A copy of the agreement is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Agreement between the Company and Joseph J. Levinson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PHARMATECH, INC.

Date: January 4, 2006	By:	/s/ Xiaobo Sun
Name: Xiaobo Sun
Title: President and Chief Executive Officer